As filed with the Securities and Exchange Commission on _________
                        Registration No. ________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           the Securities Act of 1933

                       WORLDTEQ GROUP INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                Nevada                                      03-7392107
    (State or other jurisdiction of                     (I.R.S. Employer
     Incorporation or organization)                  Identification Number)

                                      4899
                          (Primary Standard Industrial
                          (Classification Code Number)

                          30 West Gude Drive, Suite 470
                            Rockville, Maryland 20850
                                 (240) 403-2000

   (Address and telephone number of registrant's principal executive offices)

                        2003 STOCK OPTION PLAN, AS AMENDED
                            (Full title of the plan)

                                Jeffrey Lieberman
                          30 West Gude Drive, Suite 470
                            Rockville, Maryland 20850
                                 (240) 403-2000

            (Name, address and telephone number of agent for service)

                                 With a copy to:

                            Jonathan Dariyanani, Esq.
                           1329 Clay Street, Suite 300
                             San Francisco, CA 94109
                               (415) 699-7121 Tel
                               (415) 358-5548 Fax


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

                                   CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE       PROPOSED          PROPOSED       AMOUNT OF
        TO BE REGISTERED             REGISTERED (1)      MAXIMUM           MAXIMUM       REGISTRATION
                                                      OFFERING PRICE      AGGREGATE          FEE
                                                      PER SHARE (2)     OFFERING PRICE
                                                                             (2)
Common Stock, $.001 par value,        4,000,000 (3)  $           0.15  $       600,000          76.02
issuable pursuant to unissued stock
options under the 2003 Stock
Option Plan
-----------------------------------------------------------------------------------------------------
                             Total:   4,000,000                                  Total:         76.02

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall cover any additional shares of common stock which become issuable under any of the plans covered hereby by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Registrant's outstanding common stock.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price for the outstanding stock options are based upon the weighted average exercise price of such options. The offering price per share and aggregate offering price for the unissued stock options and common stock are based upon the average of the high and low prices of Registrant's common stock as reported on the OTC Bulletin Board on June 30, 2004.
(3) Consists of 4,000,000 additional shares to be issued pursuant to WorldTeq's 2003 Stock Option Plan, as amended.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                    PART II:
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement on Form S-8 is filed by WorldTeq Group International, Inc., a Nevada corporation (the "Registrant"), relating to 4,000,000 additional shares of its common stock, par value $0.001 per share (the "Common Stock"), issuable to eligible employees and consultants of the Registrant under the Registrant's Amended and Restated 2003 Stock Option Plan (the "Plan"). The issuance of the additional shares under the Plan was approved by the Company's Board of Directors on June 21, 2004. The Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8 (Registration No. 333-110047) dated October 29, 2003 and on Form S-8POS registration statement (Registration No. 333-110047 Amendment No. 1) dated
                                         ----------
February 18, 2004 (the "Prior Registration Statements") relating to shares of Common Stock issuable to eligible employees and consultants of the Registrant and its affiliates under the Plan. The Prior Registration Statements are currently effective. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with Section E of the General Instructions to Form S-8 regarding Registration of Additional Securities.

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by WorldTeq Group International, Inc. ("WorldTeq" or the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Registrant's Registration Statements on Form S-8 (File No. 333-110047) and Form S-8POS (Registration No. 333-110047 Amendment No. 1) filed on October
                                   ----------
29, 2003 and February 18, 2004, respectively;

(b) The Registrant's Quarterly Report on Form 10-QSB for the period ending March 31,2003 filed with the SEC on May 20, 2003;

(c) The Registrant's Quarterly Report on Form 10-QSB for the period ending June 30, 2003 filed with the SEC on August 22, 2003;

(d) The Registrant's Quarterly Report on Form 10-QSB for the period ending September 30, 2003 filed with the SEC on November 20, 2003;


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(e) The Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended
December 31, 2003, filed with the SEC on May 18, 2004;

(f) The Registrant's Quarterly Report on Form 10-QSB for the period ending March 31,2004 , filed with the SEC on May 18, 2004;


(g) The Registrant's Registration Statement No.000-27243 on Form 10SB12G/A filed with the SEC on March 3, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934 (the "1934 Act"), which describes the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4: DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada Corporate Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). The Registrant's Bylaws (the "Bylaws") provide that the Registrant shall indemnify its directors and officers if such officer or director acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence, and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise.

In addition, the Registrant's Articles of Incorporation (the "Articles of Incorporation") provides that, pursuant to Nevada law, none of its directors shall be liable for monetary damages for breach of his or her fiduciary duty of care to the Registrant and its stockholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Articles of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the


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director to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Articles of Incorporation also provides that rights conferred under such Articles of Incorporation shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

In addition, the Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant's directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Exhibit

Exhibit  Exhibit
Number
4.1      Instruments Defining the Rights of Stockholders. Reference is made to Registrant's
         Registration Statement No. 000-27243 on Form 10SB12G/A, which is incorporated herein by reference pursuant to Item 3(g).
5.1      Opinion and consent of Jonathan Ram Dariyanani, Esq.
23.1     Consent of Independent Accountants.
23.2     Consent of Jonathan Ram Dariyanani, Esq. (contained in Exhibit 5.1)
24.1     Power of Attorney. Reference is made to page 5 of this Registration Statement.
99.1     Worldteq's 2003 Stock Option Plan, as amended.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on July 2, 2004.

                       WORLDTEQ GROUP INTERNATIONAL, INC.

                                  (Registrant)



                           By:  /s/ JEFFREY LIEBERMAN

                           Jeffrey Lieberman
                           President, CEO and Director


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
                                POWER OF ATTORNEY

                       KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Worldteq Group International, Inc., a Nevada corporation, do hereby constitute and appoint Jeffrey Lieberman and Timothy Carnahan each of them, the lawful attorneys-in- fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                   Title                              Date

/s/ JEFFREY LIEBERMAN       President and Chief Executive     July 2, 2004
----------------------      Officer and Director (Principal
Jeffrey Lieberman           Financial and Accounting Officer,
                            Principal Executive Officer)

/s/ TIMOTHY CARNAHAN         Director                         July 2, 2004
----------------------
Timothy Carnahan



/s/ BRIAN ROSINSKI           Director                         July 2, 2004
----------------------
Brian Rosinski


/s/ Mark Butler              Director                         July 2, 2004
----------------------
Mark Butler


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